UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2017 (March 24, 2017)

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On March 24, 2017, Kraton Polymers LLC, a Delaware limited liability company, and Kraton Polymers Capital Corporation, a Delaware corporation (collectively, the “Issuers”), wholly-owned subsidiaries of Kraton Corporation (“Kraton”), closed their previously announced private offering of $400.0 million in aggregate principal amount of 7.000% Senior Notes due 2025 (the “Notes”) to certain initial purchasers for resale to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes are general senior unsecured obligations of the Issuers and are guaranteed on a senior unsecured basis by Kraton and certain of its wholly-owned domestic subsidiaries (collectively, the “Guarantors”).
The information set forth below under Item 2.03 of this Current Report on Form 8-K with respect to the Indenture (as defined below) is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information regarding the Notes set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
The Notes were issued pursuant to an Indenture, dated as of March 24, 2017 (the “Indenture”), among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Trustee. The Notes mature on April 15, 2025. The Issuers will pay interest on the Notes on January 15 and July 15 of each year, commencing on July 15, 2017; provided that the final interest payment date will be April 15, 2025.
At any time prior to April 15, 2020, the Issuers may redeem up to 40.0% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at a redemption price equal to 107.000% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. The Issuers may make that redemption only if, after the redemption, at least 50.0% of the aggregate principal amount of Notes issued under the Indenture remains outstanding. In addition, at any time prior to April 15, 2020, the Issuers may redeem some or all of the Notes at a redemption price equal to 100.0% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the redemption date and a “make-whole” premium. At any time on or after April 15 of the relevant years listed below, the Issuers may redeem some or all of the Notes at the prices listed below, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption: 2020 at a redemption price of 105.250%; 2021 at a redemption price of 102.625%; and 2022 and thereafter at a redemption price of 100.000%.
Upon a Change of Control (as defined in the Indenture) each holder has the right to require the Issuers to offer to repurchase all or any part of such holder’s Notes at a purchase price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.
The Issuers are not required to make mandatory sinking fund payments with respect to the Notes.
The Indenture contains various other covenants and obligations to which Kraton and its subsidiaries are subject to while the Notes are outstanding. The covenants in the Indenture limit the ability of Kraton and its subsidiaries to, among other things: (i) incur additional debt; (ii) pay dividends or make other restricted payments; (iii) purchase, redeem or retire capital stock or subordinated debt; (iv) make asset sales; (v) enter into transactions with affiliates; (vi) incur liens; (vii) provide guarantees; (viii) make investments; and (ix) consolidate, amalgamate, combine or merge with any other person. The Indenture also contains customary events of default for transactions of this type and amount.
The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety, by the full text of the Indenture and the form of Global Note, attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and incorporated by reference into this Item 2.03.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1
Indenture, dated as of March 24, 2017, among Kraton Polymers LLC and Kraton Polymers Capital Corporation, as Issuers, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of Global Note for the 7.000% Senior Notes due 2025 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Corporation

Date: March 27, 2017	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1
Indenture, dated as of March 24, 2017, among Kraton Polymers LLC and Kraton Polymers Capital Corporation, as Issuers, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee.

4.2	Form of Global Note for the 7.000% Senior Notes due 2025 (included in Exhibit 4.1).